                                                                  EXHIBIT 99.1


                                                                  PRESS RELEASE
                                                          FOR IMMEDIATE RELEASE

                                                       For Further Information:
                                                             Contact: Jim Stark
                                                   Director, Investor Relations
                                                                 (402) 479-8306


              TRANSCRYPT SIGNS MOU TO SETTLE CLASS ACTION LAWSUITS

LINCOLN, NEBRASKA, JULY 8, 1999 -- Transcrypt International, Inc. (OTC Bulletin Board: TRII) today announced that a memorandum of understanding has been signed with lead plaintiffs' counsel to settle the pending stockholder class action suits against the company and certain of its current and former officers in the United States District Court of Nebraska and the District Court for Scotts Bluff County, Nebraska. The principal terms of the memorandum of understanding require the establishment of a settlement fund consisting of (a) 4,460,000 shares of Transcrypt common stock and (b) at least $3,850,000 and up to $8,850,000 to be paid by Transcrypt's insurance carriers (depending on the outcome of an arbitration between plaintiffs and one of the insurance carriers). Transcrypt would also pay $2,000,000 to the class if there is a purchase of Transcrypt by acquisition or merger that occurs within 18 months of the signing of the memorandum of understanding. The proposed settlement is subject to a number of contingencies, including the court approval of a definitive agreement.

"We are pleased that we have reached this resolution of the class action lawsuits. It is a well-structured solution that allows Transcrypt to move forward," said Mike Jalbert, Transcrypt Chairman, President and Chief Executive Officer.

Transcrypt International, Inc. designs and manufactures information security products that prevent the unauthorized interception of sensitive voice communications. The company's EFJohnson subsidiary designs, manufactures and markets trunked and conventional radio systems, stationary land mobile radio transmitters/receivers and mobile and portable radios.

Statements contained herein, which are not historical facts, are forward looking statements. The forward looking statements in this release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 and are dependent on certain risks and uncertainties, including such factors, among others, as the ability to obtain the necessary court approval of the proposed settlement.


                                       6